Exhibit g

BLACKSTONE REAL ESTATE INCOME FUND II

INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement, dated and effective as of [            ], 201[    ], (the “Agreement”), is between Blackstone Real Estate Income Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”), and Blackstone Real Estate Income Fund II, a Delaware statutory trust (the “Fund”).

In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.	Appointment.

The Fund appoints the Investment Manager as investment adviser with respect to the Fund’s assets for the period and on the terms set forth in this Agreement, and the Investment Manager accepts such appointment.

2.	Authority and Duties of the Investment Manager.

(a)	The Investment Manager agrees to furnish continuously an investment program for the Fund. In this regard the Investment Manager will manage the investment and reinvestment of the Fund’s assets, determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, continuously review, supervise and administer the investment program of the Fund, and supervise and arrange the day-to-day operations of the Fund.

The Investment Manager acknowledges that the Fund currently intends to seek to achieve its investment objectives by investing and reinvesting its assets primarily in Blackstone Real Estate Income Master Fund (the “Master Fund”), which will primarily invest in liquid investments in public and private real estate debt, including, but not limited to commercial mortgage-backed securities, mortgages, loans, mezzanine and other forms of debt.

The Fund constitutes and appoints the Investment Manager as the Fund’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in the Fund’s name, place and stead, to make, execute, sign, acknowledge and deliver all subscription and other agreements, contracts and undertakings on behalf of the Fund as the Investment Manager may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling and redeeming its assets and placing orders for such purchases and sales.

The Fund may delegate to the Investment Manager, subject to revocation at the discretion of its Board of Trustees, the responsibility for voting proxies relating to the Fund’s portfolio holdings.

Subject to the direction and control of the Board of Trustees, the Investment Manager shall perform such administrative and management services as may from time to time be reasonably requested by the Fund as necessary for the operation of the Fund, such as (i) supervising the overall administration of the Fund, including negotiation of contracts and fees with and the monitoring of performance and billings of the Fund’s transfer agent, shareholder servicing agents, custodian and other independent contractors or agents, (ii) providing certain compliance, fund accounting, regulatory reporting, and tax reporting services, (iii) preparing or participating in the preparation of board materials, registration statements, proxy statements and reports and other communications to shareholders, (iv) administering the Fund’s insurance program, including the errors and omissions liability coverage for the Fund and the Trustees, trustees and officers liability coverage for the Trustees, and coverage required pursuant to Rule 17g-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), (v) maintaining the Fund’s existence, and (vi) during such times as shares are publicly offered, maintaining the registration and qualification of the Fund’s shares under federal and state laws. Notwithstanding the foregoing, the Investment Manager shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of the Fund, nor shall the Investment Manager be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Fund to perform such functions.

(b)	The Investment Manager agrees that it will discharge its responsibilities under this Agreement subject to the supervision of the Board of Trustees of the Fund and in accordance with the terms hereof, the Fund’s Agreement and Declaration of Trust and Bylaws, the investment objectives, policies, guidelines and restrictions of the Fund, the Investment Company Act, the applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state laws, and any policies determined by the Fund’s Board of Trustees, all as from time to time in effect.

(c)	Subject to (i) the prior approval of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Fund and (ii) to the extent required by the Investment Company Act and the rules and regulations thereunder and subject to any applicable guidance or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Investment Manager may, from time to time, delegate to a sub-adviser or sub-administrator any of the Investment Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Investment Manager must oversee the provision of delegated services, the Investment Manager must bear the separate costs of employing any sub-adviser or sub-administrator, and no delegation will relieve the Investment Manager of any of its obligations under this Agreement.

3.	Fees.

The Fund will pay to the Investment Manager, as compensation for the services rendered, facilities furnished, and expenses borne by the Investment Manager hereunder, a management fee (“Management Fee”). The Management Fee is accrued monthly and payable quarterly. The Management Fee is calculated at the annual rate of 1.50% of the Fund’s Managed Assets (defined below) as of the end of each month, determined before giving effect to the payment of the Management Fee being calculated or to any purchases or repurchases of shares of the Fund or any distributions by the Fund. “Managed Assets” means the net assets, plus the amount of leverage for investment purposes. In the event the Investment Manager is not acting as such for an entire calendar quarter, the Management Fee payable by the Fund for the calendar quarter shall be prorated to reflect the portion of the calendar quarter in which the Investment Manager is acting as such under this Agreement.

Notwithstanding anything to the contrary in this Agreement, no Management Fee shall be payable by the Fund to the Investment Manager under this Agreement with respect to any period during which the only investment security held by the Fund is that of another registered investment company. For purposes of this Agreement, the term “investment security” has the same meaning as under Section 12(d)(1)(E) of the Investment Company Act.

4.	Expenses.

(a)	Other than as specifically indicated in this Agreement, the Investment Manager shall not be required to pay any expenses of the Fund. The Investment Manager shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses). The Fund is not responsible for the overhead expenses of the Investment Manager. The Investment Manager may from time to time not agree to impose all or a portion of its Management Fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Investment Manager. Unless otherwise agreed, any Management Fee reduction or undertaking may be discontinued or modified by the Investment Manager at any time.

(b)(i)	The Fund will bear its own expenses, including but not limited to all expenses of operating the Fund; fees and expenses paid to the administrator and the custodian; fees and expenses for accounting, brokerage, custody, transfer, registration, insurance, interest and other expenses incurred in respect of Fund borrowings and guarantees; its Board of Trustees; legal services, audit services, tax preparation, investment banking, commissions, consulting, risk management, research, reporting, investment-related due diligence (including related travel), insurance, indemnification and litigation-related expenses, compliance-related matters and regulatory filings (including, without limitation, regulatory filings of the Investment Manager and its affiliates relating to the Fund and its activities); internal administrative and/or accounting expenses and related costs or charges specifically attributable to the Fund’s activities; other expenses associated with the acquisition, holding, monitoring, and disposition of investments; certain technology costs, including hardware and software; consulting fees related to the portfolio management and risk management of the Fund; tax and other operational expenses, such as broker-dealer expenses; extraordinary expenses; expenses of loan servicers and other service providers; and the costs and expenses of any litigation involving the Fund or entities in which it has an investment. The Fund also will bear the expenses incurred in connection with the organization of the Fund and in the offering and sale of its shares.

(ii)	The Fund will bear indirectly its pro rata share of the Master Fund’s expenses including, without limitation, the costs associated with the organization, operation and investment activities of the Master Fund and all other expenses of the Master Fund, including the management fee, which is compensation for the services rendered, facilities furnished, and expenses borne by the Investment Manager and performance-based incentive fee.

(c)

The Investment Manager will place investment orders either directly with the issuer or with brokers or dealers selected by the Investment Manager. In the selection of such brokers or dealers and the placing of such orders, the Investment Manager will use its reasonable best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its reasonable best efforts to obtain for the Fund the most favorable price and execution available, the Investment Manager, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Investment Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Investment Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Fund and to other clients of the Investment Manager as to which the Investment Manager exercises investment discretion. In no instance, however, will the Fund’s securities be purchased from or sold to the Investment Manager, or any “affiliated person” (having the meaning set forth in the Investment Company Act) thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law.

5.	Other Activities and Investments.

(a)	The Investment Manager and its affiliates and any of their respective members, partners, officers, and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Investment Manager the conduct of its business shall reasonably require, and none of the Investment Manager or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.

(b)	The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager is free to render similar services to others so long as its services to the Fund are not impaired thereby. To the extent that affiliates of, or other accounts managed by, the Investment Manager makes investments that overlap with the investment objectives and guidelines of the Fund and the Master Fund, the Investment Manager may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Investment Manager will make allocation decisions in a manner it believes to be equitable to each account. It is recognized that in some cases investment opportunities that may be suitable for the Master Fund may not be presented to or pursued by the Master Fund, and may be allocated in whole or in part to others. Nothing contained in this Section 5 shall be deemed to preclude the Investment Manager or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c)	It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Investment Manager, and in any person controlled by or under common control with the Investment Manager, and that the Investment Manager and any person controlled by or under common control with the Investment Manager may have an interest in the Fund. It is also understood that the Investment Manager and any person controlled by or under common control with the Investment Manager may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.

6.	Reports and Other Information.

(a)	The Fund and the Investment Manager agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with respect to their affairs as each may reasonably request. The Investment Manager further agrees to furnish to the Fund, if applicable, the same such documents and information pertaining to any sub-adviser or sub-administrator as the Fund may reasonably request.

(b)	Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and 31a-2 under the Investment Company Act which are prepared or maintained by the Investment Manager (or any sub-adviser or sub-administrator) on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request. The Investment Manager further agrees to preserve the necessary records for the periods prescribed in Rule 31a-2 under the Investment Company Act.

7.	Scope of Liability; Indemnification.

(a)	In the absence of willful misfeasance, bad faith or gross negligence on the part of the Investment Manager, or reckless disregard of its obligations and duties hereunder, the Investment Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or ommission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Investment Manager, its affiliates and any of their respective partners, members, directors, officers, employees or shareholders (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Investment Manager’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”). An Indemnitee is entitled to indemnification hereunder only upon (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of readily available facts (as oposed to a full trial-type inquiry), that the Indemnitee was not liable by reason of disabling conduct by an independent legal counsel in a written opinion.

(b)	Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement; provided, however, that (i) the Indemnitee shall provide security considered in the sole discretion of the Fund to be appropriate for such undertaking, (ii) the Fund shall be insured against losses arising from any such advance payments, or (iii) either a majority of the Trustees of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding, acting on the matter, or independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification. As used in this Agreement, the term “interested person” shall have the same meaning set forth in the Investment Company Act.

8.	Independent Contractor.

For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Investment Manager or any of its affiliates or clients. Except as provided in this Agreement, the Investment Manager shall have no authority to bind, obligate or represent the Fund.

9.	Term; Termination; Renewal.

This Agreement shall become effective as of the date of its execution, and

(a)	unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year after the initial two year term indefinitely so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the members of the Board of Trustees of the Fund who are not “interested persons” of the Fund, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on sixty days’ written notice to the Investment Manager either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment; and

(d)	this Agreement may be terminated by the Investment Manager on sixty days’ written notice to the Fund.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. For the purposes of this Section 9, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less. For the purposes of this Agreement, the terms “interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the Rules and Regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; and the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the Rules and Regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

10.	Amendment; Modification; Waiver.

This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the Investment Company Act.

11.	Use of the Name “Blackstone.”

The Fund acknowledges that, as between the Fund and the Investment Manager, the Investment Manager (or its affiliate) owns and controls the term “Blackstone.” The Investment Manager grants to the Fund a royalty-free, non-exclusive license to use the name “Blackstone” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Investment Manager, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of its Board of Trustees or shareholders) to change its name and to discontinue any further use of the name “Blackstone” in the name of the Fund or otherwise. The name “Blackstone” may be used or licensed by the Investment Manager (or its affiliate) in connection with any of its activities, or licenced by the Investment Manager (or its affiliate) to any other party.

12.	Notices.

Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery or courier, or sent by telecopier or electronically to the requisite party, at its address as specified by such party.

13.	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

14.	Counterparts.

This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement.

15.	Limitation of Liability of the Trustees, Officers, and Shareholders.

A copy of the Declaration of Trust of the Fund is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and this Agreement has not been executed by such Trustee in his individual capacity and that the obligations of or arising our of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the Fund and the assets and property of the Fund.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BLACKSTONE REAL ESTATE INCOME ADVISERS L.L.C.

By:
Name: Title:

BLACKSTONE REAL ESTATE INCOME FUND II

By:
Name: Title: